Exhibit 8.1

List of subsidiaries of Plastec Technologies, Ltd. as of May 15, 2026

			Percentage
			of equity
			interest
		Place	attributable
	Date	of incorporation/registration	to the	Principal
Name	of incorporation/establishment	and operation	Company	activities
Sun Ngai Spraying and Silk Print Co., Ltd.	July 25, 1995	BVI	100%	Dormant

Sun Terrace Industries Limited	March 2, 2004	BVI	100%	Dormant

Viewmount Developments Limited 景峰發展有限公司	November 12, 2013	BVI	100%	Dormant

These three companies applied for voluntary liquidation to the BVI Registry in 2025. The documents for the liquidation were filed with the Registry on March 24, 2026 and the voluntary liquidations commenced on the same date.